EXHIBIT 5.1

Orrick, Herrington & Sutcliffe (Europe) LLP
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April 23, 2019
Sequans Communications S.A.
15-55 boulevard Charles de Gaulle
92700 Colombes, France

Re:	Post-Effective Amendment to Form S-8 Registration Statement

Ladies and Gentlemen:
At your request, we are rendering this opinion in connection with the proposed issuance of up to 129,448 ordinary shares (the “Shares”) of Sequans Communications S.A., a société anonyme incorporated in France (the “Company”), pursuant to the Company’s Restricted Shares Award Plan 2018-4, as approved by the general meeting of shareholders of the Company on June 29, 2018 and by the board of directors of the Company on March 26, 2019 (the “Plan”), and pursuant to a Registration Statement on Form S-8, as amended (the “Registration Statement”).
We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed and have relied on a certificate of an officer of the Company as to factual statements contained in such instruments, documents and records. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures and (b) the conformity to the originals of all documents submitted to us as copies.
Based on such examination, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan are duly authorized, and when issued and subscribed for as described in the Plan and Registration Statement, will be validly issued, fully paid up and nonassessable.
In rendering this opinion, we have assumed that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and subscribed for, (ii) the Shares to be subscribed for are issued in accordance with the terms of the Plan, (iii) the Company receives the full consideration for the Shares as stated in the Plan, (iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s common stock, and (v) all applicable securities laws are complied with.

The opinion expressed above is limited to the laws of France and we do not express any opinion as to the effect of any other laws.
We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including any prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.
Very truly yours,

/s/ Orrick, Herrington & Sutcliffe (Europe) LLP

ORRICK, HERRINGTON & SUTCLIFFE (EUROPE) LLP